Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire July 2019

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show, we’re bringing back Rennova Health, Inc. They trade on the OTC markets under the ticker symbol RNVA. And with us today is the CEO and President of the company, Mr. Seamus Lagan. Seamus, welcome back to the show.

Lagan: Thank you, Everett.

Jolly: Well, it’s been a little while since you’ve been on the show. One of the things I wanted to ask you is, when can we expect the financial statements to be completed?

Lagan: They’re in process. Anybody that follows the company knows that we’ve had a couple of changes at the CFO level, which caused us a couple of delays. As well as that, the increased business operations took a little bit of extra resources. So, we have our 2018 audit, which is long overdue. The draft is on its way to our auditors and the first and now the second 10-Q work is well underway. I am hoping that by the time we get to the middle of August, we will have everything up-to-date and can get back into compliance with those filings, Everett.

Jolly: You know it’s been a little while since you’ve been on the show, and since then you guys completed a third acquisition in Tennessee some time in March or April. That being said, how are the hospitals performing and do you remain confident in the rural hospital model that you’re going after?

Lagan: Everett, I’m going to take the second part of your question first. This is an excellent model. There’s an absolute need in these rural communities, the business exists, and the opportunity remains a growing opportunity with an increased aging population in those rural communities. We’re very confident on the business opportunity. Back to the first part of your question, all acquisitions and integrations have their little challenges. While we move forward, it has not been without a few bumps in the road. Our third acquisition has been, I don’t want to say easy, but it has gone very well. However, we’ve had a bump in the road with our second acquisition from the middle of last year. We transitioned to a new billing company in December, and there were errors made at the facility that caused a completely inaccurate pricing list, Chargemaster as it is called, to be submitted into a new billing system. This caused a glitch in cash flow that had a knock-on effect of putting financial pressure on the facility, and even our additional facilities. So, right now we’re in the process of fixing that. We’ve brought in some new management, a very capable CEO has taken over that facility, and we have to re-engage with a couple of parties and get some contracts back in place with payers. We remain very committed to the long-term outcome of the facility and the community. But, as I said, a few bumps in the road haven’t been comfortable, but we’ll get through them. A three to four month glitch in a five to ten year business plan will disappear in history very quickly.

Jolly: On your third acquisition, can you give me and my listeners an understanding of how many beds there are and what is the totality of the value there?

Lagan: The information is out there in the previous announcements. It’s a nice little hospital in Jellico, Tennessee. The property is actually owned by the local authority and it is very well maintained and a very beautiful property. There was a rural clinic attached to that acquisition across the border in Kentucky. So, there’s an opportunity from both of those facilities, and I believe we’ve previously discussed it is historically doing about $1 million per month or thereabouts. We’re very comfortable that it remains in that range. We’re just in the final processes of the change of ownership, so we haven’t started receiving any collections yet. But we’re just at the line now where all of the claims should get dropped and we’ll see an influx of cash from those collections. And that will then swing into a normal operating business. So, we’re very comfortable with that one.

Jolly: My guest today is Seamus Lagan. He is the CEO and President of Rennova Health. It trades on the OTC markets under the ticker symbol RNVA. Going forward, what are your plans for the next two quarters?

Lagan: The rest of this year will be a consolidation of the current business operations. As I said, a couple of bumps in the road are currently being fixed. So, the stabilization and integration of these businesses and increased management capabilities across the board to operate and oversee the businesses and prove up the model will be our focus. We’re pretty comfortable that there are a number of additional acquisitions available to us when we’re ready. That is certainly not now and is probably unlikely to be in the second half of this year. We’re very comfortable that we can come out the end of this year with a nice operation that is cash-flow positive and proves the model for further acquisitions.

Jolly: Did I hear you say possibly by the end of the year the company would be cash-flow positive? I want to make sure I understand that.

Lagan: That’s the expectation. That’s been our ambition for a period of time. Obviously every additional acquisition pushes that back a little, but we’re definitely on route to get there. We are still being supported by our bankers. We’d like to get to the point where the business can stand on its own two feet and any additional money is purely for acquisitions.

Jolly: Before I let you go, in closing, what would you want your shareholders and my listeners to take away from this interview?

Lagan: The fact that we haven’t filed our financials has people looking at our company and saying, “Are these guys going to make it?”. This has been a difficult period. I’d like them to hear very clearly that we have a very different business plan and business opportunity from what we had 12-24 months ago. We really look forward to getting those numbers out there and letting people see what we’ve achieved, and we’re really looking forward to making that business work. So, that’s probably the current message I would like the shareholders to take away. Management continues to work very very hard to make that happen, Everett. We have a lot of very good people in the team who put all of their efforts into delivering what I just described.

Jolly: Well Seamus, I want to thank you for stopping by the show. I’m a big fan of yourself and especially your company, and I know that you guys are taking on not only one, but three elephants, and it’s taken a little bit of time to digest that. However, I think in the long run you guys are on track and I think things will work out. I want to thank you for coming on the show, it’s always a pleasure to have you on here. Hopefully, you’ll come back on in 40-50 days and maybe give us an update on the financials if they are out.

Lagan: I look forward to it, and hopefully they will be. Thank you, Everett.